EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”) is entered into this seventh day of December, 2007, by and between Nand Gangwani, an individual (“Individual”), and Napster, Inc., a Delaware corporation (the “Company”).

WHEREAS, Individual is employed as the Vice President and Chief Financial Officer of the Company; and

WHEREAS, Individual and the Company have mutually agreed to terminate Individual’s employment relationship with the Company effective as of December 31, 2007 (the “Separation Date”) upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Individual and the Company agree as follows:

I. Resignation. Individual’s employment by the Company will terminate on the Separation Date. Individual hereby irrevocably resigns as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates effective as of the Separation Date and that, as of the Separation Date, he will hold no such position with the Company or any of its affiliates. The Company confirms that it and each of its affiliates accepts such resignation effective as of the Separation Date. Individual agrees that he has no consulting relationship with the Company or any of its affiliates. Individual waives any right or claim to reinstatement as an employee of the Company and any affiliate of the Company (if any) by which he is or was previously employed. Individual acknowledges and agrees that, as of the date hereof, he has received all compensation to which he is entitled (including, but not limited to, any overtime, bonus, commissions, or other wages), reimbursement of expenses, and usual benefits (other than his base wages for the current pay period and his accrued and heretofore unpaid vacation), that he will not be entitled to any severance in connection with the termination of his employment except as expressly set forth in this Separation Agreement, and that all payments due to Individual from the Company and its affiliates after the Separation Date shall be determined under this Separation Agreement. Until the Separation Date, the Company shall continue to pay Individual a base salary at the rate currently in effect, but Individual shall not be entitled to any other compensation. Individual will also be entitled to reimbursement by the Company for his reasonable out-of-pocket expenses through the Separation Date, subject to the Company’s current expense reimbursement policies.

II. Termination of Employment Agreement. Effective as of the Separation Date, that certain employment agreement, dated as of January 29, 2004, by and between Individual and the Company, as amended by that certain agreement, dated as of November 8, 2006, by and between Individual and the Company, is hereby terminated in its entirety.

III. Severance. The Company has granted restricted stock awards to Individual, a portion of which awards are outstanding and unvested as of the Separation Date (the “Restricted Stock Awards”). The Restricted Stock Awards shall become fully vested as to 56,250 shares of Company common stock subject to such awards (the portion otherwise scheduled to vest on June 1, 2008) as of the later of (1) the Separation Date, or (2) the date the Release set forth in Section V hereof becomes irrevocable by Individual under the Age Discrimination in Employment Act of 1967. Any portion of the Restricted Stock Awards that do not so vest shall terminate on the Separation Date and Individual shall have no further rights with respect thereto or in respect thereof. On the Separation Date, the Company shall also pay Individual his accrued and theretofore unpaid wages and vacation time.

IV. Stock Options. For purposes of clarity, any stock options granted by the Company to Individual that are not vested on the Separation Date shall terminate on the Separation Date and any stock options granted by the Company to Individual that are vested on the Separation Date shall continue to be exercisable by Individual in accordance with the terms and conditions of the applicable awards only for the limited post-termination of employment exercise period applicable to those awards as determined under the applicable award agreement and plan under which the award was granted.

V. Release. Individual, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Individual’s service as an officer, director, employee, member or manager of any Releasee, Individual’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing release does not apply to any obligation of the Company to Individual pursuant to any of the following: (1) any right to indemnification that Individual may have pursuant to the Bylaws of the Company, its Certificate of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Individual may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (2) with respect to any rights that Individual may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (3) any rights to continued medical or dental coverage that Individual may have under COBRA; or (4) any rights to payment of benefits that Individual may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Individual acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

VI. 1542 Waiver. It is the intention of Individual in executing this Separation Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Individual hereby expressly waives any and all rights and benefits conferred upon his by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Individual acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Individual now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless, Individual hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Individual acknowledges that he understands the significance and consequences of the foregoing Release and such specific waiver of SECTION 1542.

VII. ADEA Waiver. Individual expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Separation Agreement. Individual further expressly acknowledges and agrees that:

(a) In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

(b) He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

(c) He was given a copy of this Separation Agreement on December 7, 2007 and informed that he had twenty-one (21) days within which to consider the Separation Agreement and that if he wished to execute this Separation Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A;

(d) Nothing in this Separation Agreement prevents or precludes Individual from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e) He was informed that he has seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement, and this Separation Agreement will become null and void if Individual elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Individual exercises his right of revocation, neither the Company nor Individual will have any obligations under this Separation Agreement.

VIII. No Transferred Claims. Individual warrants and represents that Individual has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

IX. Restrictive Covenants.

A. Anti-Solicitation. Individual promises and agrees that, for a period of one (1) year following the Separation Date, he will not influence or attempt to influence customers, vendors, or business partners of the Company or any of its subsidiaries, either directly or indirectly, to divert their business from the Company or any of its subsidiaries to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary.

B.Solicitation of Employees. Individual promises and agrees that, for a period of one (1) year following the Separation Date, he will not directly or indirectly solicit any employee of the Company or any of its subsidiaries to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary.

C. Confidentiality. Individual promises and agrees that he will not at any time after the Separation Date, unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise (other than the Company and any of its subsidiaries or affiliates), any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company (or subsidiary or affiliate, as applicable) or which is generally known to the industry or the public other than as a result of Individual’s breach of this covenant. Individual agrees that, to the extent he has not already done so, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company or any subsidiary or affiliate of the Company. Individual further agrees that he has not retained and will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any subsidiary or affiliate of the Company.

D. Non-Disparagement. Individual agrees that he will not at any time after the date hereof (i) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company, any of its subsidiaries or any of their respective directors, officers, employees, stockholders, attorneys, accountants, insurers, agents, representatives, assigns, successors, or products, past and present, and each of them, or (ii) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its subsidiaries. The Company agrees that it will not at any time after the date hereof, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Individual. Nothing herein shall in any way prohibit either party from disclosing such information in a truthful manner as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to such party; provided, however, upon receiving any subpoena or order from a court or arbitrator requiring such party to testify regarding Individual’s employment with the Company or any of its subsidiaries, such party shall provide a copy of such subpoena or order to the other party within 72 hours.

E. Injunctive Relief. Individual expressly agrees that the Company will or would suffer irreparable injury if he were to breach any of the provisions of this Section IX and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Individual consents and stipulates to the entry of such injunctive relief prohibiting his from engaging in conduct which violates any of the provisions of this Section IX.

X. Miscellaneous

A. Successors.

(i) This Separation Agreement is personal to Individual and shall not, without the prior written consent of the Company, be assignable by Individual.

(ii) This Separation Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Separation Agreement by operation of law or otherwise.

B. Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

C. Modification. This Separation Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

D. Complete Agreement. This Separation Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Separation Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Separation Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, the Company’s rights under any confidentiality, trade secret, proprietary information, inventions or similar agreement to which Individual was a party or otherwise bound are not integrated into this Agreement and such rights of the Company shall continue in effect.

E. Severability. In the event that a court of competent jurisdiction determines that any portion of this Separation Agreement is in violation of any statute or public policy, then only the portions of this Separation Agreement which violate such statute or public policy shall be stricken, and all portions of this Separation Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Separation Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Separation Agreement.

F. Governing Law. This Separation Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

G. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Individual agrees and acknowledges that he has read and understands this Separation Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Separation Agreement, has had ample opportunity to do so.

H. Notices. All notices under this Separation Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a) if to the Company:

Napster, Inc.
Attention: Chief Executive Officer
9044 Melrose Ave.
Los Angeles, CA 90069

with a copy to:

Napster, Inc.
Attention: General Counsel
9044 Melrose Ave.
Los Angeles, CA 90069

(b) if to Individual:

At the address on file with the Company

Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to this Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.

I. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

J. Arbitration. Any controversy arising out of or relating to this Separation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Individual’s employment or the termination thereof, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute. Pursuant to California Code of Civil Procedure § 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Separation Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Separation Agreement or Individual’s employment. The parties agree that (i) the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, in connection with any proceeding to enforce the terms of this Separation Agreement, and (ii) the Arbitrator shall have discretion, if the Arbitrator determines it to be appropriate, to award reasonable attorneys’ fees and costs to the party prevailing in any such proceeding.

K. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

L. Headings. The section headings in this Separation Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

M. Taxes. The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Individual the amount required by law to be withheld with respect to such payment or other benefits provided to Individual. Other than as to such withholding right, Individual shall be solely responsible for any taxes due as a result of the payments and benefits received by Individual contemplated by this Separation Agreement.

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I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 7th day of December, 2007, at Los Angeles County, California.

“Individual”

/s/ Nand Gangwaini
Nand Gangwani

EXECUTED this Seventh day of December, 2007, at Los Angeles County, California.

“Company”

Napster, Inc., a Delaware corporation

/s/ Wm. Christopher Gorog
By: Chris Gorog
Its: Chairman and CEO

EXHIBIT A

ACKNOWLEDGEMENT AND WAIVER

I, Nand Gangwani, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the state of California, that the foregoing is true and correct.

EXECUTED this Seventh day of December, 2007, at Los Angeles County, California.

/s/ Nand Gangwaini
Nand Gangwani

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